                                                                  EXHIBIT 10.33


                       EMPLOYMENT AND SEVERANCE AGREEMENT


                  AGREEMENT made as of June 1, 2001 (the "Effective Date") between BEVERLY ENTERPRISES, INC., a Delaware corporation (the "Company"), and DAVID R. DEVEREAUX (the "Executive").

                  WHEREAS, Executive is currently employed by the Company; and

                  WHEREAS, in connection with this Agreement and in exchange for the consideration described herein (the receipt and sufficiency of which is hereby acknowledged), the Executive has agreed to waive any right he may currently have under the Severance Agreement dated October 5, 2000 and any change in control, severance, or employment agreement or other compensation or employee benefit plan with or previously assumed by the Company and has agreed to waive any claim that any previous sale, transfer of assets, acquisition, spin-off, merger, restructuring, reorganization, or any other corporate transaction constitutes a "Change in Control" to terminate his employment under any such agreements or other employee benefit or compensation plans with the Company or its predecessors except as set forth herein; and

                  WHEREAS, it is the intent of the parties that all the terms of the Severance Agreement dated October 5, 2000 shall be superceded by this Agreement and the rights and obligations of the parties shall be governed by this Agreement as of its Effective Date; and

                  WHEREAS, it is also the intent of the parties that, in consideration for Executive's waiver of his rights under the Severance Agreement dated October 5, 2000 and the acceptance of benefits under this Agreement, Executive shall receive: (1) an increase in his base salary to $400,000 per year; (2) a new target bonus level of 50% of base salary; and (3) a retention bonus of 100,000 performance-based non-qualified stock options (NQ's) cliff vesting on December 31, 2004 and expiring on March 31, 2005; and

                  WHEREAS, it is further the intent of the parties that if the Executive remains employed by the Company on or after the first anniversary of the Effective Date of this Agreement and then has a Termination of Employment without Cause, or has a "Change in Control" as described in paragraph 1(e), he shall receive the severance benefits under this Agreement upon the execution of a Severance Agreement and Release of Claims; and

                  WHEREAS, the Company desires to assure itself of the management services of the Executive by directly engaging the Executive as the President and Chief Operating Officer of Beverly Health and Rehabilitation Services, Inc. ("BHRS") a/k/a Beverly Healthcare; and

                  WHEREAS, the Company recognizes that the Executive's contribution to the Company's growth and success will be substantial; and

                  WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time in the event of an involuntary


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Termination of Employment without Cause under paragraph 1(d) or due to a Change in Control under Paragraph 1(e).

           NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agrees as follows:

           1. Definitions.

                   (a) "Base Salary" shall mean the Executive's regular annual rate of base pay, as set forth in Paragraph 4(a), as of the date in question.

                   (b) The "Benefit Multiplier" shall be equal to 2.0, except that if Executive's Termination of Employment is pursuant to Paragraph 7(b), it shall be equal to 3.0.

                   (c) The "Benefit Period" shall be the period of years equal to the Benefit Multiplier which follows the Executive's Termination of Employment.

                   (d) "Cause" shall mean the Executive's: (i) conviction of a crime involving moral turpitude or theft or embezzlement of property from the Company; or (ii) willful misconduct or willful failure substantially to perform the duties of his position, but only if such has continued after receipt of notice from the Company's Board of Directors and such reasonable cure period as is set forth in such notice.

                   (e) A "Change in Control" shall be deemed to have taken place if, after the Effective Date: (i) any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets or (iii) at any time (a) the Company shall consolidate with, or merge with, any other Person and the Company shall not be continuing or surviving corporation, (b) any Person shall consolidate with, or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons; provided, however, that notwithstanding anything to the contrary



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herein, a Change in Control shall not include any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity ("Controlled") with respect to which (1) the majority of the Board of Directors of the Company (as constituted) immediately prior to such transaction(s)) also serve as directors of Controlled and immediately after such transaction(s) constitute a majority of Controlled's board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders of other owners of Controlled and immediately after the transaction(s) control more than 70% of the ownership and voting rights of Controlled.

                   (f) The "Change in Control Date" shall mean the date immediately prior to the effectiveness of the Change in Control.

                   (g) The "Committee" shall mean the Nominating and Compensation Committee of the Company's Board of Directors.

                   (h) The "Competitive Businesses" shall mean any of the health care businesses or research and development activities in which the Company is engaged on the Effective Date.

                   (i) "Effective Date" shall mean the date first shown above.

                   (j) "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

                   (k) "Target Bonus" shall mean the target bonus (100% level) established for the Executive for the year in question under the Company's "Annual Incentive Plan."

                   (l) "Termination of Employment" shall mean the termination of the Executive's employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or purchaser of the Company or its assets.

          2. Term. The term of this Agreement shall be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

          3. Position and Duties. During the Term, the Executive shall serve as an employee of the Company in the position of President and Chief Operating Officer of BHRS, and shall have such duties, functions, responsibilities and authority as determined by the Chief Executive Officer of the Company.

          4. Compensation and Related Matters.




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                  (a) Annual Base Salary. The Executive shall receive a Base
Salary at a rate of $400,000 per annum through December 31, 2001 and thereafter at any such greater rate as is determined by the Committee.

                  (b) Retention Benefits. The Company wishes to retain Executive as a key employee whose contributions to the Company could be substantial. As an inducement for him to remain with the Company in his position as President and Chief Operating Officer of BHRS, Company grants the following retention benefits as of the date of this Agreement, unless previously implemented:

                           (i) increase in base annual salary to $400,000 per
                  year;

                           (ii) increase target bonus to 50% of annual base
                  salary;

                           (iii) grant of 100,000 non-qualified stock options
                  (NQ's) with a "cliff" vesting on December 31, 2004 subject to:
                  (1) BHRS meeting or exceeding cumulative financial targets in 2004 which will be reviewed annually by Executive and William
                  R. Floyd; and (2) the authorization by the Nominating and Compensation Committee of the Board of Directors. Price for such stock options will be determined by using the closing price of the Company's common stock on the NYSE on June 1, 2001. If the financial targets of BHRS are not met, the options will expire March 31, 2005.

         5. Non-Solicitation.


                  (a) Executive shall not at any time during the period of his employment with the Company, or during the one (1) year period immediately following his Termination of Employment with the Company ("Non-Solicitation Period"), without the prior written consent of the Company, on behalf of himself or any other person, solicit for employment or employ any of the current officers or employees of the Company; provided, however, that nothing contained herein shall prohibit Executive from hiring employees of the Company when such employment results from general solicitations for employment.

                  (b) Executive shall not at any time during the period of his employment with the Company, or during the Non-Solicitation Period, without the prior written consent of the Company, solicit for his own use, or for the use of any company or person by whom he is employed, or for whom he may be acting, any of the current customers of the Company, nor shall he divulge to any other person any information or fact relating to the management, business (including prospective business), finances, its customers or the terms of any of the contracts of the Company which has heretofore or which may hereafter come to the knowledge of Executive which is not freely available to the public.

                  (c) Executive shall not, during the Non-Solicitation Period, in any way defame the Company or disparage its business capabilities, products, plans or management to any customer, potential customer, vendor, supplier, contractor,


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subcontractor of the Company so as to affect adversely the goodwill or business of the Company.

                   (d) Executive covenants and agrees that a breach of these subparagraphs (a), (b) or (c) would immediately and irreparably harm the Company and that a remedy at law would be inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any rights and remedies available under this Agreement, at law or otherwise, be entitled to any injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation of these subparagraphs (a), (b) or (c), and Executive hereby consent to the issuance of such injunction.

                   (e) For purposes of this Paragraph 5 and in consideration of this Agreement, this non-solicitation agreement has been separately negotiated and bargained for, and constitutes a substantial portion of the consideration for this Agreement.

         6. Non-disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.


                   (a) Proprietary Information. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive's employment terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name or address of any client or affiliate of Company or any information concerning the transactions or relations of any client or affiliate of Company with Company or any of its shareholders; (b) any information concerning any product, service, methodology, analysis, presentation, technology or procedure employed by Company but not generally known to its clients or competitors, or under development by or being tested by Company but not at the time offered generally to clients; (c) any information relating to Company's computer software, computer systems, pricing or marketing methods, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company; (e) any information contained in any of Company's written or oral policies and procedures or employee manuals; (f) any information belonging to clients or affiliates of Company which Company has agreed to hold in confidence; (g) any inventions, innovations or improvements covered by subparagraph 6(c) below; (h) any other information which Company has reasonably determined to be confidential or proprietary; and (i) all written, graphic, electronic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information, however, shall not include any information that is or becomes generally known, or is readily accessible through public means, to the industries in which Company competes through sources independent of Company or Executive or through authorized publication by Company to persons other than Company's employees.




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                   (b) Confidentiality and Surrender of Records. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive's employment terminates), except as required by law, directly or indirectly give or disclose any "confidential records" (as hereinafter defined) to, or permit any inspection of copying of confidential records by, any individual or entity other than in the ordinary course and scope of such individual's or entity's employment or retention by Company, nor shall he use or retain any of the same following termination of his employment. Executive shall promptly return to Company all "confidential records" upon the termination of Executive's employment with Company. For purposes hereof, "confidential records" means all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in subparagraph 6(a) above. All confidential records shall be and remain the sole property of Company during the term of employment and thereafter.

                   (c) Inventions, Patents, and Copyrights. All inventions, innovations or improvements in Company's method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by Executive, either alone or jointly with others, during the term of employment belong to Company. Executive will promptly disclose in writing such inventions, innovations or improvements to Company and perform all actions reasonably requested by Company to establish and confirm such ownership by Company, including, but not limited to, cooperating with and assisting Company in obtaining patents and copyrights for Company in the United States and in foreign countries. Any patent or copyright application filed by Executive within a year after termination of his employment hereunder shall be presumed to relate to an invention or work of authorship which was made during the term of employment unless Executive can provide evidence to the contrary.

          7. Eligibility for Severance Benefits. The Executive shall be eligible for the benefits described in Paragraph 8 (the "Severance Benefits") if:


                   (a) during the Term, the Executive has a Termination of Employment initiated by the Company without Cause under paragraph 1(d) and subsection (b) does not apply; or

                   (b) during the Term either (i) there has been a Change in Control and during the two year period commencing on the Change in Control Date the Executive has a Termination of Employment which is initiated by the Company without Cause, or (ii) the Executive has a Termination of Employment initiated by the Company without Cause following the commencement of any discussion with a third person that ultimately results in a Change in Control with such third person within 12 months of the commencement of such discussions (in which case, the date of such discussion shall be substituted for the Change in Control Date wherever appropriate).




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                   8. Severance Benefit. Upon satisfaction of the requirements set forth in Paragraph 7, and subject to Paragraphs 9 and 12, the Executive shall be entitled to the following Severance Benefits:

                         (a) Cash Payment. If the Executive's Termination of
            Employment arises under Paragraph 7(a), the Executive shall be entitled to receive an amount of cash equal to the Benefit Multiplier times:

                           (i) the sum of the Executive's Base Salary as in
                  effect upon the Termination of Employment, and the greater of

                                    (A) the Executive's Target Bonus as in
                           effect upon the Termination of Employment or,

                                    (B) the Executive's actual bonus under the
                           Company's "Annual Incentive Plan" for the year prior to the year of the Executive's Termination of Employment; or

                         (b) Cash Payment. If the Executive's Termination of
            Employment arises under Paragraph 7(b), the Executive shall be entitled to receive an amount of cash equal to the Benefit Multiplier times:

                           (i) the sum of the Executive's Base Salary as in
                  effect on the Change in Control Date, and the greater of

                                    (A) the Executive's Target Bonus as in
                           effect upon the Change in Control Date or,

                                    (B) the Executive's actual bonus under the
                           Company's "Annual Incentive Plan" for the year prior to the Change in Control Date.

The payment shall be made in a single lump sum within ten days following the Executive's Termination of Employment.

                         (c) Continuation of Benefits.

                           (i) For the Benefit Period, the Executive shall be
                  treated as if he had continued to be an employee for all purposes under the Company's Medical Plan, Executive Medical Reimbursement Plan and Dental Plan. Following this period, the Executive shall be entitled to receive continuation coverage under Part Six of Title I of ERISA ("COBRA Benefits") treating the end of this period as a termination of the Executive's employment (other than for gross misconduct).

                           (ii) The Company shall maintain in force, at its own
                  expense, for the remainder of the Executive's life, the vested life insurance in effect under the Company's Executive Split Dollar Life Insurance Plan (as described in



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                  Paragraph 4(b)) as of the Change in Control Date or as of the
                  date of Termination of Employment, whichever is greater.

                         (d) Relocation Benefit. If, within one (1) year after
            the Employee's Termination Date, the Employee gives the Company written notice that he desires to relocate within the continental United States, the Company will reimburse the Employee for any reasonable relocation expenses (in accordance with the Company's general relocation policy for employees as then in effect, or, at the Employee's election, as in effect on the Termination Date) in connection with such relocation.

                         (e) Executive Savings Plus Plan. For the year of the
            Executive's Termination of Employment, the Company will make the contribution to the Executive Savings Plus Plan on behalf of the Executive that it would have made if the Executive had not had a Termination of Employment, but in no event less than the percentage contribution it made for the Executive in the immediately preceding year (and increased to take account of the additional year of service), in each case taking account of the Executive's annualized rate of "Compensation" (as defined in the Executive Savings Plus
            Plan) and the percentage of such Compensation that the Executive is contributing to the Executive Savings Plus Plan, as of the date of Termination of Employment, and the Company's matching contribution rate for such year (or, if greater, the preceding year). The portion of the Company's matching contribution which is based on the preceding year's contribution percentage shall be contributed to the Executive Savings Plus Plan on behalf of the Executive immediately upon the Executive's Termination of Employment and any additional contribution required shall be paid as soon as the amount is determined.

                         (f) Executive Deferred Compensation Plan. For the year
            of the Executive's Termination of Employment, the Company will make the contribution to its Executive Deferred Compensation Plan (the "EDC Plan") that it would have made if the Executive had not had a Termination of Employment determined based on the Executive's deferral for such year. At Executive's election, the Company contribution shall be paid to the Executive immediately upon his Termination of Employment.

                   9. Waiver and Release of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination of employment with the Company, whether or not in connection with a Change in Control (including, without limitation, any benefits to which Executive might otherwise have been entitled under any employment, change in control, or severance agreement or other compensation or employee benefit plan to which the Company was a party or which was assumed by the Company), except those benefits which are to be made available to the Executive as required by applicable law. Except as otherwise provided herein, Executive waives and releases any claims Executive may have under the Severance Agreement dated October 5, 2000 for any severance benefits.

                   10. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Fort Smith, Arkansas, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the




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American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees of the Executive in connection therewith.

                   11. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

                   12. No Mitigation Obligation. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

                   13. Successors: Binding Agreement.


                         (a) This Agreement shall not be terminated by the
            voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other Change in Control. The Company shall require any purchaser, assign, surviving corporation or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and insure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all of substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                         (b) This Agreement shall inure to the benefit of and be
            enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                         (c) This Agreement is personal in nature and neither of
            the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 15. Without limiting the generality of the foregoing, the Executive's right to receive




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



            payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale encumbrance, charge, hypothecation, or set-off in respect of any claims, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntary or involuntarily, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

                   14. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                         (a) If to the Company, addressed to its principal
            executive offices to the attention of its Secretary;

                         (b) If to the Executive, to him at the address set
            forth below under the Executive's signature, or at any such other address as either party shall have specified by notice in writing to the other.

                   15. Amendments: Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Board of Directors except as set forth in Paragraph 2. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

                   16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

                   17. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.



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



                   18. Indemnification. Executive has entered into an Indemnification Agreement dated February 3, 1999 which shall govern the rights and obligations of the parties with respect to indemnification.

                   19. Governing Law. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Arkansas, except (i) to the extent pre-empted by Federal law, and (ii) Paragraph 20 which shall be interpreted, administered and enforced in accordance with the law of the State of Delaware.

                   20. Severance Agreement and Release. As a precondition to obtaining any severance benefits under this Agreement, Executive agrees to execute the attached form of Severance Agreement and Release of Claims within twenty-one (21) days of his Termination of Employment unless he agrees to a shorter period of time for consideration of the Severance Agreement and Release of Claims.


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




                  The parties have duly executed this Agreement as of the date first written above.

BEVERLY ENTERPRISES, INC.                         EXECUTIVE

By:
    ---------------------------                   -----------------------------
      William R. Floyd                            David R. Devereaux
      Chairman, President and
      Chief Executive Officer


By:
    -----------------------------------
      Douglas J. Babb
      Executive Vice President -
      Law and Government Relations,
      and Secretary

One Thousand Beverly Way
Fort Smith, AR  72919



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